Sub-Item 77Q1(e)
Copies of any new or amended Registrant investment advisory contracts:

Investment Sub-Advisory Agreement between JPMIM and Shenkman Capital Management,
Inc. effective March 28, 2011 for the Access Funds, as filed with the Securities and
Exchange Commission on April 28, 2011 (Accession Number 0001193125-11-115332).

Investment Advisory Agreement between JP Morgan Trust I and Security Capital Research
& Management Incorporated for the Security Capital U.S. Core Real Estate Securities Fund,
as filed with the Securities and Exchange Commission on May 26, 2011 (Accession
Number 0001193125-11-151562).

Amended Schedule A to the Advisory Agreement (amended as of June 23, 2011), as filed with the Securities and Exchange Commission on June 28, 2011 (Accession Number
0001193125-11-175452).